EXHIBIT 10.2

MEDICALCV, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective July 1, 2007, compensation for service on the Board of Directors of MedicalCV, Inc. will be as follows:

Annual Cash Compensation

Board Member (other than Board Chair)	$10,000
Board Chair	$24,000
Audit Committee Member (other than Audit Committee Chair)	$1,500
Audit Committee Chair	$4,000
Compensation Committee Member (other than Compensation Committee Chair)	$1,000
Compensation Committee Chair	$1,500
Corporate Governance and Nominating Committee Member (other than Corporate Governance and Nominating Committee Chair)	$1,000
Corporate Governance and Nominating Committee Chair	$1,500
Board Meeting Fee (in person)	$1,500
Board Meeting Fee (telephonic)	$500
Committee Meeting Fee (in person)	$500
Committee Meeting Fee (telephonic)	$500

Equity Compensation

Each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company will automatically receive a ten-year option to purchase 5,000 shares of common stock.  Such option will (1) have a per share exercise price equal to the fair market value of one share of common stock on the date of grant, (2) become exercisable on the first anniversary of the date of grant, and (3) be granted pursuant to the terms and conditions of the Amended and Restated 2001 Equity Incentive Plan.  The date of grant shall be the date of election of such person to the Board.

The foregoing option awards are in addition to the awards automatically granted pursuant to Section 5(b) of the 2005 Director Stock Option Plan.  Under that plan, each year, as of the date of the annual meeting of shareholders of the Company, each non-employee director who has been elected or reelected or who is continuing as a member of the Board as of the adjournment of the annual meeting, automatically receives an option award in the amount of 5,000 shares.  In addition, each non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company automatically receives an initial option award.  The number of shares to be covered by such initial award shall equal the nearest whole number, rounded down, equal to (a) 5,000 shares multiplied by (b) the quotient obtained by dividing (1) the number of whole weeks between the date of such person’s election of the Board and the scheduled date of the next annual meeting of shareholders of the Company and (2) 52 weeks.  The date of such initial award shall be the date of election of such person to the Board.

As a result of the foregoing, depending upon the time of year at which he or she joins the Board, a non-employee director who is elected to the Board other than at an annual meeting of shareholders of the Company will receive initial option awards to purchase between 5,000 shares and 10,000 shares in the aggregate.